EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITOR
We have issued our reports dated April 4, 2018, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2017 and 2016, and dated March 17, 2017 with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2016 and 2015, included in the Annual Report of Prospect Capital Corporation on Form 10-K, dated August 28, 2018, for the year ended June 30, 2018. We hereby consent to the inclusion of said reports in the Form 10-K, dated August 28, 2018.

/s/ RSM US LLP
Raleigh, North Carolina
August 28, 2018